N-SAR ITEM 77C


a)   A Special Meeting of Shareholders was held on December 16,
     1994.

b)   Inapplicable

c)   The following was voted on at the meeting:

1) Approval of a new investment advisory agreement between the Registrant and American Capital Asset Management, Inc. to take effect upon the closing of the proposed acquisition of American Capital Management & Research, Inc. by The Van Kampen Merritt Companies, Inc.

     For   921,619.224                Against       9,990.584

2) Approval of a new investment subadvisory agreement between American Capital Asset Management, Inc. and Hines Interest Realty Advisors Limited Partnership relating to the Fund which will take effect upon the closing of the proposed acquisition of American Capital Management & Research, Inc. by The Van Kampen Merritt Companies, Inc.

     For   920,192.412                Against       9,881.709

d)   Inapplicable

     *Sub-Item 77c is incorporated herein by reference to the proxy statement of the Registrant filed with the SEC on or about June 2, 1995.